
                                   SBC COMMUNICATIONS INC.                                                        EXHIBIT 12
                    COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                    Dollars in Millions



                                                    SIX MONTHS ENDED
                                                         JUNE 30,                    YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------------------------------
                                                   1998          1997      1997        1996       1995       1994       1993
                                                 ----------  ----------  ---------  ---------   --------   --------  ---------
Income Before Income Taxes, Extraordinary Loss
and Cumulative Effect of Accounting Changes*     $   2,942   $     167   $  2,237   $ 4,975    $  4,383   $  4,091   $  2,070
     Add:  Interest Expense                            471         453        947       812         957        935      1,005
          Dividends on Preferred Securities             40          40         80        60           -          -          -
          1/3 Rental Expense                            65          68        130       108          77         85         81
                                                 ----------  ----------  ---------  --------   ---------  ---------  ---------

     Adjusted Earnings                           $   3,518   $     728   $  3,394   $ 5,955    $  5,417   $  5,111   $  3,156
                                                 ==========  ==========  =========  ========   =========  =========  =========

Total Interest Charges                           $     503   $     530   $  1,067   $   947    $    957   $    935   $  1,005
Dividends on Preferred Securities                       40          40         80        60           -          -          -
1/3 Rental Expense                                      65          68        130       108          77         85         81
                                                 ----------  ----------  ---------  --------   ---------  ---------  ---------

     Adjusted Fixed Charges                      $     608   $     638   $  1,277   $ 1,115    $  1,034   $  1,020   $  1,086
                                                 ==========  ==========  =========  ========   =========  =========  =========

Ratio of Earnings to Fixed Charges                    5.79        1.14       2.66      5.34        5.24       5.01       2.91

*Undistributed earnings on investments accounted for under the equity method have been excluded

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